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EXHIBIT 16.1 TO FORM 8-K


October 30, 2001

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of Form 8-K dated October 25, 2001, of Energy West Incorporated and are in agreement with the statements contained in paragraphs
(a)(i), (a)(ii), (a)(iv), (a)(v) and (a)(vi) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                                      /s/ Ernst & Young LLP